POWER OF ATTORNEY



      The undersigned officer or director of Exxon Mobil Corporation, a New Jersey corporation ("ExxonMobil"), constitutes and appoints
      T. J. Gill, M. K. Ivey, and J. D. Miller, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all forms of report with respect to securities of ExxonMobil required under Section 16(a) of the Securities Exchange Act of 1934, as amended, and to file the same, and any other documents in connection therewith, with the Securities and Exchange Commission, any stock exchange and ExxonMobil, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


      This power of attorney shall remain in effect until the undersigned is no longer required to file forms of report with respect to securities of Exxon Mobil Corporation under Section 16(a) of the Securities Exchange Act of 1934, as amended, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact. Effective as of the date of this power of attorney, the undersigned hereby revokes any and all earlier dated powers of attorney given by the undersigned with respect to ExxonMobil securities reporting under said Section 16(a).


      IN WITNESS WHEREOF, the undersigned has executed this power of attorney as of the date set forth below.



      ______Jan. 30, 2009_______  ______/s/ William M. Colton_______
                Date 		          William M. Colton